Exhibit 99.2

Contact:	W. Douglas Benn Chief Financial Officer (770) 399-9595
RARE HOSPITALITY INTERNATIONAL ANNOUNCES $110 MILLION
OFFERING OF CONVERTIBLE SENIOR NOTES DUE 2026 AND
CONCURRENT SHARE REPURCHASE
ATLANTA (November 15, 2006) — RARE Hospitality International, Inc. (NASDAQ: RARE) today announced it has commenced a private offering, subject to market conditions, of $110 million aggregate principal amount of convertible senior notes due 2026 (the “notes”), plus an over-allotment option to the initial purchasers for an additional $15 million. This over-allotment may be exercised within 30 days of the initial issuance. The notes will be senior unsecured obligations of the Company, convertible for cash or a combination of cash and shares of the Company’s common stock, at the Company’s option.
     The Company intends to use the net proceeds from the offering to repurchase up to $70 million of common stock concurrently with this offering and to use the remaining proceeds for additional repurchases of shares of common stock from time to time.
     The notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and any shares of the Company’s common stock that may be issued upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
     RARE Hospitality International, Inc. currently owns, operates and franchises 329 restaurants, including 269 LongHorn Steakhouse restaurants, 26 Capital Grille restaurants and 32 Bugaboo Creek Steak House restaurants.